Exhibit 10.21

July 7, 2004

Mr. Duane Clark,
Vice President, Secretary of Legal Affairs
Beldon & Blake Corporation
5200 Stoneham Road
North Canton, Ohio 47720

Re:  Waiver of Certain Rights to Payments or Benefits Pursuant to Section 6.05(a) of the
“Agreement and Plan of Merger dated as of June 15, 2004 by and among Capital C Energy
Operations, L.P., Capital C Ohio, Inc. and Belden & Blake Corporation” (“Merger Agreement”).

Dear Mr. Clark:

Effective July 1, 2004, I entered into an employment agreement (“2004 Schwager Employment Agreement”) with Belden & Blake Corporation (“Company”) under which certain payments and benefits are due to me on account of my employment with the Company.

On June 25, 2004, the Company’s shareholders approved the Merger Agreement. Under Section 6.05(a) of the Merger Agreement, the Company is required to pay the cash and make available to me the benefits disclosed in the Company Disclosure Schedule attached to and made part of the Merger Agreement. Specifically these are:

•	One Million Dollars ($1,000,000) in cash at the Closing; and

•	Salary continuation for 30 days from the termination notice per the 2004 Schwager Employment Agreement; and

•	Any remaining bonus, benefits and expense reimbursements (including applicable “tax gross ups”), including purchase of my personal vehicle, due per the 2004 Schwager Employment Agreement; and

•	Medical benefits due for two years after termination at the Company’s expense, plus a continuation of coverage for myself until Medicare age for myself and continuation of coverage for my spouse, per the 2004 Schwager Employment Agreement; and

•	An additional payment plus any associated interest and penalties (the “gross up”) sufficient to cover any tax imposed by Section 4999 of the Internal Revenue Code on these and payments made under the 2004 Schwager Employment Agreement.

The above is a summary of all the payments and benefits to which I am entitled under the Employment Agreement. My actual legal rights with respect to such payments and benefits shall be determined under the applicable terms of the 2004 Schwager Employment Agreement.

In exchange for the payments and benefits just listed, which I acknowledge to be adequate consideration, in my own behalf, and in behalf of my heirs and legal representatives, I waive any rights under the 2004 Schwager Employment Agreement other than:

•	The payments and benefits listed above;

•	Any compensation, payments or benefits that might arise, become due or accrue under the 2004 Schwager Employment Agreement between July 1, 2004 and the effective date of my termination of employment and as described in Sections 3(a), 3(c), 3(d), 3(e), and 3(g) and the last sentence of Section 3(f) of the 2004 Schwager Employment Agreement;

•	My right to initiate arbitration to resolve any disputes arising under the 2004 Schwager Employment Agreement as described in and subject to the terms of Section 9(f) of the 2004 Schwager Employment Agreement; and

•	The indemnification rights described in Section 9(j) of the Schwager Employment Agreement.

I also acknowledge and undertake to comply with the obligations imposed on me under Section 9(c) (Survival of Covenants) of the 2004 Schwager Employment Agreement and the obligation to sign the General Release and Waiver (attached as Exhibit A to the 2004 Schwager Employment Agreement) coincident with my termination of employment with the Company; provided, however, that the last sentence of Section 2(a) of such General Release and Waiver shall be amended to read as follows:

THIS RELEASE SHALL NOT APPLY TO ANY OBLIGATION OF EMPLOYER PURSUANT TO THE EMPLOYMENT AGREEMENT OR RIGHTS OF EXECUTIVE, IF ANY, TO INDEMNIFICATION AND/OR INSURANCE WITH RESPECT TO HIS SERVICE TO OR FOR THE BENEFIT OF THE EMPLOYER AND ITS AFFILIATES AS AN EMPLOYEE, DIRECTOR OR IN ANY OTHER CAPACITY.

Cordially,

/s/ John L. Schwager
John L. Schwager